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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION                --------------------------
FORM 4                                                 WASHINGTON, D.C. 20549                                    OMB APPROVAL
|_| CHECK THIS BOX IF NO                                                                                  --------------------------
    LONGER SUBJECT TO SECTION               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number: 3235-0287
    16. FORM 4 OR FORM 5                                                                                  Expires: January 31, 2005
    OBLIGATIONS MAY            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Estimated average burden
    CONTINUE.                      Section 17(a) of the Public Utility Holding Company Act of 1935        hours of response..... 0.5
    SEE INSTRUCTION 1(b).              or Section 30(f) of the Investment Company Act of 1940             --------------------------
(Print or Type Responses)
------------------------------------ ------------------------------------------- ---------------------------------------------------
1. Name and Address of Reporting     2. Issuer Name and Ticker or Trading        6. Relationship of Reporting Person to
   Person*                              Symbol                                      Issuer
                                                                                           (Check all applicable)
   Raytech Corporation Asbestos         Raytech Corporation (RAY)
   Personal Injury Settlement Trust                                                         Director         X   10% Owner
------------------------------------ -------------------------------------------      -----                -----
   (Last)     (First)     (Middle)   3. IRS or Social        4. Statement for               Officer (give        Other (specify
                                        Security Number         Month/Year            ----- title below)   ----- below)
   c/o Meltzer, Lippe, Goldstein &      of Reporting Person,
   Schlissel, LLP                       if an entity            July 2002             --------------------------
   190 Willis Ave.                      (Voluntary)
------------------------------------ ----------------------- ------------------- ---------------------------------------------------
              (Street)                                       5. If Amendment,    7. Individual or Joint/Group Filing
                                                                Date of Original    (Check Applicable Line)
                                                                (Month/Year)        X   Form filed by One Reporting Person
                                                                                   ---
                                                                                        Form filed by More than One Reporting Person
     Mineola     NY      11501                                                     ---
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     (City)    (State)   (Zip)               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                2.Trans-  3.Trans-   4.Securities Acquired  5.Amount of   6.Ownership  7. Nature of
    (Instr. 3)                         action    action     (A)or Disposed of      Securities    Form:         Indirect
                                       Date      Code       (D)(Instr.3,4 and 5)   Beneficially  Direct (D)    Beneficial
                                                 (Instr. 8)                        Owned at      or Indirect   Ownership
                                                                                   End of Month  (I)
                                                --------------------------------
                                                                      (A)
                                       (Month/                        or           (Instr. 3
                                      Day/Year)  Code   V    Amount   (D)  Price   and 4)        (Instr. 4)    (Inst. 4)
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                         7-3-02    S           87,300    D     $9.02                D

------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                         7-5-02    S           56,600    D     $8.72                D

------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                         7-8-02    S           29,700    D     $7.938 34,584,432    D

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                                                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                                                                                        COLLECTION OF INFORMATION CONTAINED  IN THIS
Reminder:  Report on a separate line for each class of securities beneficially          FORM ARE NOT  REQUIRED TO RESPOND UNLESS THE
           owned directly or indirectly.                                                FORM  DISPLAYS A CURRENTLY VALID OMB CONTROL
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).      NUMBER.
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (3/99)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative 2.Conver-  3.Trans- 4.Transac- 5.Number of   6.Date        7.Title and 8.Price  9.Number 10.Owner- 11.Nature
  Security (Instr. 3)   sion       action   tion       Deriv-        Exercisable   Amount of   of       of        ship      of
                        or         Date     Code       ative         and           Under-      Deriv-   Deriv-    Form of   Indirect
                        Exercise   (Month/  (Instr.    Securities    Expiration    lying       ative    ative     Deriv-    Benefi-
                        Price      Day/     8)         Acquired (A)  Date          Secur-      Secur-   Secur-    ative     cial
                        of         Year)               or Disposed   (Month/Day/   ities       ity      ities     Secur-    Owner-
                        Deriv-                         of (D)        Year)         (Instr.     (Instr.  Bene-     ity:      ship
                        ative                          (Instr. 3,                  3 and 4)    5)       ficially  Direct    (Instr.
                        Security                       4 and 5)                                         Owned at  (D)or     4)
                                                                                                        End of    Indirect
                                                                                                        Month     (I)
                                                                                                        (Instr.   (Instr.
                                                                                                        4)        4)
                                                                   ------------------------------
                                                                                           Amount
                                                                   Date     Expira-          or
                                                                   Exer-    tion    Title  Number
                                                                   cisable  Date             of
                                          ------------------------                         Shares
                                           Code    V    (A)   (D)
-------------------- ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------------------- ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

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Explanation of Responses:
                                                                                  Raytech Corporation Asbestos Personal Injury
                                                                                  Settlement Trust

                                                                                  BY: /S/ ARCHIE R. DYKES             AUGUST 9, 2002
                                                                                  -------------------------------     --------------
**  Intentional misstatements or omissions of facts constitute Federal            **Signature of Reporting Person          Date
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               Archie R. Dykes, Trustee

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2

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